Exhibit 99.1
Richard Lewis Communications, Inc.
PUBLIC RELATIONS • ADVERTISING • MARKETING
35 West 35TH Street, Suite 505, New York, NY 10001-2205
Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
www.rlcinc.com
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2006 FOURTH QUARTER RESULTS
AND DECLARES DIVIDEND
     New York, March 5, 2007 — NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the quarter ended December 31, 2006. Net earnings for the three months ending December 31, 2006 were $7.4 million, or $.80 per diluted share, compared with $6.7 million, or $.74 per diluted share, for the fourth quarter of 2005. Net earnings for the year ended December 31, 2006 totaled $29.9 million, or $3.25 per diluted share, compared with $9.7 million, or $1.09 per diluted share, for the year ended December 31, 2005.
     Gross premiums written for the fourth quarter and year ended 2006 increased by 13% to $56.5 million and by 20% to $241.3 million, respectively, over the same periods of 2005. Net premiums written for the fourth quarter and year ended 2006 increased by 5% to $38.8 million and by 16% to $154.9 million, respectively, over the same periods of 2005. Net premiums earned for the fourth quarter and year ended 2006 increased by 3% to $40.3 million and by 13% to $151.8 million, respectively, over the same periods of 2005. Ocean marine net premiums written and net premiums earned in 2006 reflected cessions of energy premium under an 80% quota share treaty.
     Total revenues of $53.6 million for the fourth quarter of 2006 increased by 9% over the same period of 2005. Total revenues of $200.5 million for the year ended December 31, 2006 increased by 17% over the same period of 2005.
     The Company’s combined ratio was 101.2% for the three months ended December 31, 2006 as compared with 96.6% for the same period of 2005. The Company’s combined ratio was 98.0% for the year ended December 31, 2006 as compared with 111.5% for the same period of 2005. The higher combined ratio in the fourth quarter of 2006 was largely attributable to increased personnel expenses and computer system implementation costs.
     Net investment income increased by 22% to $13.1 million for the fourth quarter of 2006 compared with $10.8 million for the same period of 2005. For the year ended December 31, 2006, investment income increased by 33% to $47.9 million as compared with $36.1 million for the same period of 2005. The increase primarily reflected larger trading portfolio income and higher yields on short term and fixed income investments, which were partially offset by a reduction in limited partnership income. The fourth quarter of 2006 increase primarily reflected larger income from limited partnerships and higher yields on short term and fixed income investments, which were partially offset by lower trading portfolio income.

     Net realized investment losses after taxes were $31,000 or $.00 per diluted share for the fourth quarter of 2006 as compared to $356,000, or $.04 per diluted share, for the fourth quarter of 2005. Net realized investment losses after taxes for the year ended December 31, 2006 were $262,000, or $.03 per diluted share, compared with $523,000, or $.06 per diluted share, for the same period in 2005.
     At December 31, 2006 the Company’s total cash, investments and net receivable for securities sold amounted to $683.7 million. The investment portfolio at December 31, 2006 consisted of cash, short-term investments and net receivable for securities sold of $173.8 million, or 25.4%; fixed maturities of $327.6 million, or 47.9%; and limited partnership hedge funds of $182.3 million, or 26.7%.
     A. George Kallop, President and Chief Executive Officer, in commenting on the overall results for the quarter said, “We are pleased with the strong underwriting performance for the year and the excellent overall returns on our investment portfolio. These factors enabled us to deliver good earnings growth and demonstrate the continued successful implementation of our underwriting and investment strategies.”
     The Board of Directors of NYMAGIC, INC. also announced today that it has declared a dividend to shareholders of eight cents per share, payable on April 5, 2007 to shareholders of record on March 30, 2007.
     NYMAGIC, INC. will hold a conference call on its fourth quarter 2006 financial results live on Tuesday, March 6, 2007 at 9:00 A.M. EST. The call will last for up to one hour.
     Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-340-2732, entering ID# 1277581 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 1277581.
     NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.
     This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2006 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, and hurricanes Katrina and Rita, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These risks could cause actual results for the 2007 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Net premiums earned	$40,280	$39,070	$151,834	$134,557
Net investment income	13,107	10,759	47,897	36,060
Realized investment losses	(48)	(548)	(403)	(805)
Commission and other income	308	124	1,138	1,533

Total revenues	53,647	49,405	200,466	171,345

Expenses:
Net losses & loss adjustment exp.	23,294	22,303	86,136	92,290
Policy acquisition expenses	8,895	8,268	31,336	30,491
General & administrative expenses	8,596	7,158	31,401	27,184
Interest expense	1,688	1,669	6,712	6,679

Total expenses	42,473	39,398	155,585	156,644

Income before income taxes	11,174	10,007	44,881	14,701

Total income tax expense	3,763	3,352	15,031	5,000

Net income	$7,411	$6,655	$29,850	$9,701

Earnings per share:
Basic	$.84	$.76	$3.39	$1.11

Diluted	$.80	$.74	$3.25	$1.09

Weighted average shares outstanding:
Basic	8,840	8,750	8,807	8,734
Diluted	9,265	9,037	9,177	8,918

	December 31,	December 31,
Balance sheet data:	2006	2005
Shareholders’ equity	270,699	239,284
Book value per share (1)	$29.14	$26.44

(1)	Calculated on a fully diluted basis.

Supplementary information;

NYMAGIC Gross Premium Written
By Segment	Three months ended December 31,			Year ended December 31,
	2006	2005	Change	2006	2005	Change
	(Dollars in thousands)
Ocean marine	$25,242	$25,458	(1%)	$104,876	$105,628	(1%)
Inland marine/fire	6,243	7,295	(14%)	21,595	25,000	(14%)
Other liability	24,963	17,117	46%	114,754	69,346	65%

Subtotal	56,448	49,870	13%	241,225	199,974	21%
Runoff lines (Aircraft)	52	63	NM	84	396	NM

Total	$56,500	$49,933	13%	$241,309	$200,370	20%

NYMAGIC Net Premium Written
By Segment	Three months ended December 31,			Year ended December 31,
	2006	2005	Change	2006	2005	Change
	(Dollars in thousands)
Ocean marine	$17,191	$20,741	(17%)	$75,243	$70,596	7%
Inland marine/fire	1,831	2,436	(25%)	7,097	8,452	(16%)
Other liability	19,632	13,815	42%	72,231	54,592	32%

Subtotal	38,654	36,992	4%	154,571	133,640	16%
Runoff lines (Aircraft)	145	40	NM	289	252	NM

Total	$38,799	$37,032	5%	$154,860	$133,892	16%

NYMAGIC Net Premium Earned
By Segment	Three months ended December 31,			Year ended December 31,
	2006	2005	Change	2006	2005	Change
	(Dollars in thousands)
Ocean marine	$18,271	$21,771	(16%)	$78,350	$71,688	9%
Inland marine/fire	1,857	2,382	(22%)	7,793	7,340	6%
Other liability	20,007	14,877	34%	65,402	55,277	18%

Subtotal	40,135	39,030	3%	151,545	134,305	13%
Runoff lines (Aircraft)	145	40	NM	289	252	NM

Total	$40,280	$39,070	3%	$151,834	$134,557	13%

Investment income results;

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(in millions)
Fixed maturities, available for sale	$4.4	$2.7	$11.8	$7.8
Fixed maturities, trading securities	0.8	3.9	15.8	8.5
Short-term investments	1.5	1.4	7.8	6.2
Equity in earnings of limited partnerships	7.2	4.1	16.5	17.6

Total investment income	13.9	12.1	51.9	40.1
Investment expenses	(0.8)	(1.3)	(4.0)	(4.0)

Net investment income	$13.1	$10.8	$47.9	$36.1

CONTACT:
NYMAGIC, INC.
George R. Trumbull 212-551-0610/A. George Kallop, 212-551-0744
or
Richard Lewis Communications
Richard Lewis, 212-827-0020 (24/7)